Exhibit 99.3

RISK FACTORS

Investment in the notes involves risks. In addition to other information contained in this offering memorandum, you should carefully consider the following factors before acquiring the notes offered by this offering memorandum. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this offering memorandum, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Acquisition

The closing conditions of the Acquisition may not be satisfied in the expected timeframe or at all, which could have an adverse effect on us or the Acquired Business.

The Acquisition is subject to certain closing conditions, some of which may be outside of our control. There can be no certainty, nor can we provide any assurance, that these closing conditions will be satisfied or, if satisfied, when they will be satisfied. The inability to satisfy closing conditions could delay or cause us or the Seller to abandon the Acquisition, which could have an adverse effect on us or the Acquired Business.

Integrating the Acquired Business may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Acquisition may not be fully realized.

The success of the Acquisition, including the realization of anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the Acquired Business with our business. It is possible that the integration process, the alignment of standards, controls, procedures, culture and policies between our business and the Acquired Business or the uncertainty about the effect of the Acquisition could result in the loss by us or the Acquired Business of billboard leases, franchises, advertisers or key employees, the disruption of our ongoing businesses or the ongoing business of the Acquired Business, or our inability to fully achieve the anticipated benefits and cost savings of the Acquisition on a timely basis, or at all, any of which could have an adverse effect on us or the Acquired Business before or after completion of the Acquisition. Further, we may incur greater than anticipated costs and expenditures to integrate the Acquired Business with our business and integration efforts may divert management attention and resources, which could have an adverse effect on us or the Acquired Business before or after completion of the Acquisition.

There may be unknown risks inherent in the Acquisition, or certain assumptions with respect to the Acquired Business may prove to be inaccurate, which could result in a material adverse effect on our business.

Although we have conducted a due diligence review of the Acquired Business, we may not be aware of all of the risks associated with the Acquired Business and certain of our assumptions with respect to the Acquired Business may prove to be inaccurate. Any discovery of adverse or inaccurate information concerning the Acquired Business could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. While we are entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

Termination of the Purchase Agreement could negatively impact us.

If the Purchase Agreement is terminated, there may be various consequences. For example, our businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to management’s focus on the Acquisition, without realizing any of the anticipated benefits of completing the Acquisition. In addition, we have incurred and will incur substantial indebtedness and expenses in connection with the negotiation and completion of the Acquisition and related financing, including the notes. If the Acquisition is not completed, we would have incurred these expenses without realizing the expected benefits of the Acquisition. If the Purchase Agreement is terminated, the new 2022 notes will not be subject to special mandatory redemption and will remain outstanding, increasing our leverage.

Risks Related to Our Business and Operations

Our business is sensitive to a decline in advertising expenditures, general economic conditions and other external events beyond our control.

We derive our revenues from providing advertising space to customers on out-of-home advertising structures and sites. Our contracts with our customers generally cover periods ranging from four weeks to one year. A decline in the economic prospects of advertisers, the economy in general or the economy of any individual geographic market or industry, particularly a market or industry in which we conduct substantial business, such as the New York City, Los Angeles and New Jersey metropolitan areas, and the retail, healthcare/pharmaceuticals and television industries, could alter current or prospective advertisers’ spending priorities. Disasters, acts of terrorism, political uncertainty, extraordinary weather events, hostilities and power outages could interrupt our ability to display advertising on our advertising structures and sites and lead to a reduction in economic certainty and advertising expenditures. Any reduction in advertising expenditures could harm our business, financial condition or results of operations. In addition, advertising expenditures by companies in certain sectors of the economy represent a significant portion of our revenues. See “Business and Properties—Our Portfolio of Outdoor Advertising Structures and Sites—Investment Diversification.” Any political, economic, social or technological change resulting in a reduction in these sectors’ advertising expenditures could adversely affect our business, financial condition and results of operations.

We operate in a highly competitive industry.

The outdoor advertising industry is fragmented, consisting of several large companies operating on a national basis, such as our company, Clear Channel Outdoor Holdings, Inc., JCDecaux S.A. and Lamar Advertising Company, as well as hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local markets. We compete with these companies for both customers and display locations. If our competitors offer advertising displays at rates below the rates we charge our customers, we could lose potential customers and could be pressured to reduce our rates below those currently charged to retain customers, which could have an adverse effect on our business, financial condition and results of operations. A majority of our display locations are leased, and a significant portion of those leases are month-to-month or have a short remaining term. If our competitors offer to lease display locations at rental rates higher than the rental rates we offer, we could lose display locations and could be pressured to increase rental rates above those we currently pays to site landlords, which could have an adverse effect on our business, financial condition and results of operations.

We also compete with other media, including broadcast and cable television, radio, print media, the internet and direct mail marketers, within their respective markets. In addition, we compete with a wide variety of out-of-home media, including advertising in shopping centers, airports, movie theaters, supermarkets and taxis. Advertisers compare relative costs of available media, including the average cost per thousand impressions or “CPM,” particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the outdoor advertising industry relies on its relative cost efficiency and its ability to reach specific markets, geographic areas and/or demographics. If we are unable to compete on these terms, we could lose potential customers and could be pressured to reduce rates below those we currently charge to retain customers, which could have an adverse effect on our business, financial condition and results of operations.

Government regulation of outdoor advertising may restrict our outdoor advertising operations.

The outdoor advertising industry is subject to governmental regulation and enforcement at the federal, state and local levels in the United States and to national, regional and local restrictions in foreign countries. These regulations have a significant impact on the outdoor advertising industry and our business. See “Regulation.” Regulations and proceedings have made it increasingly difficult to develop new outdoor advertising structures and sites. If there are changes in laws and regulations affecting outdoor advertising at any level of government, if there is an increase in the enforcement of regulations or allegations of noncompliance or if we are unable to resolve allegations, our structures and sites could be subject to removal or modification. If we are unable to obtain acceptable arrangements or compensation in circumstances in which our structures and sites are subject to removal or modification, it could have an adverse effect on our business, financial condition and results of operations. In addition, governmental regulation of advertising displays could limit our installation of additional advertising displays, restrict advertising displays to governmentally controlled sites or permit the installation of advertising displays in a manner that benefits our competitors disproportionately, any of which could have an adverse effect on our business, financial condition and results of operations.

Our inability to increase the number of digital advertising displays in our portfolio could have an adverse effect on our business, financial condition and results of operations.

Our ability to increase the number of digital advertising displays in our portfolio is subject to governmental laws and regulations. For example, in 2013 a California court ruled in favor of a competitor who challenged the validity of our digital display permits in the City of Los Angeles and held that such permits should be invalidated. Any new governmental restrictions on digital advertising displays could limit our installation of additional digital advertising displays, restrict digital advertising displays to governmentally controlled sites or permit the installation of digital advertising displays in a manner that benefits our competitors disproportionately, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, as technology for converting traditional static billboard displays to digital billboard displays has only recently been developed and introduced into the market on a large scale, and is in the process of being introduced more broadly in our international markets, existing regulations that currently do not apply to digital advertising displays by their terms could be revised to impose specific restrictions on digital advertising displays.

In addition, implementation of digital advertising displays by us or our competitors at a rate that exceeds the ability of the market to derive new revenues from those displays could also have an adverse effect on our business, financial condition and results of operations.

Taxes, fees and registration requirements may reduce our profits or expansion opportunities.

A number of foreign, state and local governments have implemented or initiated taxes (including taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets), fees and registration requirements in an effort to decrease or restrict the number of outdoor advertising structures and sites or raise revenue, or both. For example, a tax was imposed on the outdoor advertising industry in Toronto. These efforts may continue, and, if we are unable to pass on the cost of these items to our customers, the increased imposition of these measures could have an adverse effect on our business, financial condition and results of operations.

The success of our transit advertising business is dependent on obtaining and renewing key municipal concessions on favorable terms.

Our transit shelter and transit systems businesses require us to obtain and renew contracts with municipalities and other governmental entities. All of these contracts have fixed terms and generally provide for payments to the governmental entity of a revenue share and/or a fixed payment amount. When these contracts expire, we generally must participate in highly competitive bidding processes in order to obtain a new contract. Our inability to successfully obtain or renew these contracts on favorable economic terms or at all could have an adverse effect on our financial condition and results of operations. In addition, the loss of a key municipal concession in one location could adversely affect our ability to compete in other locations by reducing our scale and ability to offer customers multiregional and national advertising campaigns. These factors could have an adverse effect on our financial condition and results of operations.

Government compensation for the removal of lawful billboards could decrease.

Although federal, state and local government authorities from time to time use the power of eminent domain to remove billboards, U.S. law requires payment of compensation if a government authority compels the removal of a lawful billboard along a primary or interstate highway that was built with federal financial assistance. Additionally, many states require similar compensation (or relocation) with regard to compelled removals of lawful billboards in other locations. Some local governments have attempted to force removal of billboards after a period of years under a concept called amortization. Under this concept, the governmental body asserts that just compensation has been earned by continued operation of the billboard over a period of time. Thus far, we have generally been able to obtain satisfactory compensation for our billboards purchased or removed as a result of governmental action, although there is no assurance that this will continue to be the case in the future, and, if it does not continue to be the case, there could be an adverse effect on our business, financial condition and results of operations.

Content-based restrictions on outdoor advertising may further restrict the categories of customers that can advertise using our structures and sites.

Restrictions on outdoor advertising of certain products and services are or may be imposed by federal, state and local laws and regulations. For example, tobacco products have been effectively banned from outdoor advertising in all of the jurisdictions in which we currently do business. In addition, state and local governments in some cases limit outdoor advertising of alcohol, which represented 4% of our U.S. revenues for the six months ended June 30, 2014, and 5% of our U.S. revenues for the year ended December 31, 2013. Legislation regulating out-of-home advertising due to content-based restrictions could cause a reduction in our revenues from leasing advertising space on outdoor advertising displays that display such advertisements and a simultaneous increase in the available space on the existing inventory of billboards in the outdoor advertising industry, which could have an adverse effect on our business, financial condition and results of operations.

Environmental, health and safety laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, we must comply with various foreign, federal, state and local environmental, health and safety laws and regulations. We and our properties are subject to such laws and regulations related to the use, storage, disposal, emission and release of hazardous and nonhazardous substances and employee health and safety. Historically, with the exception of safety upgrades, we have not incurred significant expenditures to comply with these laws. However, additional laws that may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations, which could have an adverse effect on our business, financial condition and results of operations.

Our operating results are subject to seasonal variations and other factors.

Our business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns and seasonal influences on advertising markets. Typically, our revenues and profits are highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers cut back on spending following the holiday shopping season. The effects of such seasonality make it difficult to estimate future operating results based on the previous results of any specific quarter, which may make it difficult to plan capital expenditures and expansion, could affect operating results and could have an adverse effect on our business, financial condition and results of operations.

Future acquisitions and other strategic transactions could have a negative effect on our results of operations.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material. Our acquisition strategy involves numerous risks, including:

•	acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of advertising structures and sites, we may need to:

•	recruit additional senior management, as we cannot be assured that senior management of acquired businesses will continue to work for us, and we cannot be certain that our recruiting efforts will succeed; and

•	expand corporate infrastructure to facilitate the integration of our operations with those of acquired businesses, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	we may enter into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems; and

•	because we must comply with various requirements under the Code in order to maintain our qualification to be taxed as a REIT, including restrictions on the types of assets we may hold, the sources of our income and accumulation of earnings and profits, our ability to engage in certain acquisitions, such as acquisitions of C corporations, may be limited. See “—Risks Related to Our REIT Election and Our Status as a REIT—Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities.”

Additional acquisitions by us may require antitrust review by U.S. federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the U.S. Department of Justice, the U.S. Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional advertising businesses in any market.

As a stand-alone public company, we will expend additional time and resources to comply with rules and regulations that did not previously apply to us.

Upon completion of the IPO, we became required to implement substantial control systems and procedures in order to satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and applicable listing standards. As a result, we began incurring significant legal, accounting and other expenses that we had not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations. These costs and time commitments could be substantially more than we currently expect. Therefore, our historical consolidated and unaudited pro forma condensed consolidated financial statements may not be indicative of our future costs and performance as a stand-alone public company. If our finance and accounting personnel are unable for any reason to respond adequately to the increased demands resulting from being an independent public company, the quality and timeliness of our financial reporting may suffer, and we could experience significant deficiencies or material weaknesses in our disclosure controls and procedures or internal control over financial reporting.

An inability to establish effective disclosure controls and procedures and internal control over financial reporting or remediate existing deficiencies could cause us to fail to meet our reporting obligations under the Exchange Act, or result in material weaknesses, material misstatements or omissions in our Exchange Act reports, any of which could have an adverse effect on our business, financial condition and results of operations.

We have incurred and will continue to incur significant charges in connection with the Separation and incremental costs as a stand-alone public company.

We will need to replicate or replace certain functions, systems and infrastructure to which we no longer have the same access after the Separation. We will also need to make investments or hire additional employees to operate without the same access to CBS’s existing operational and administrative infrastructure. These initiatives will be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than we estimate, and the timing of the incurrence of these costs is subject to change.

Prior to the IPO, CBS performed or supported many important corporate functions for us. Our financial statements reflect charges for these services on an allocation basis. In connection with the IPO, we entered into a transition services agreement with CBS, pursuant to which CBS is providing us with certain services, and we are providing CBS with certain limited services, in each case, on an interim basis for a limited period until the other party no longer requires such services to be performed by the other party. The services to be provided to us by CBS include legal, finance, information technology, insurance, tax and employment functions. In connection with the Separation, we amended the transition services agreement to extend the time periods in which CBS will provide the transaction services described above to September 30, 2014, the six months following the Separation or the twelve months following the Separation, as applicable, depending on the services being provided. The agreed-upon charges for such services are generally on a cost-plus-margin basis and each party has agreed to reimburse the other for its out-of-pocket costs in connection therewith. The liability of each party under the transition services agreement for the services it provides is generally limited. We anticipate that we will generally be in a position to complete the transition from all services provided by CBS on or before 12 months following the completion of the Separation. See “Certain Relationships and Related Party Transactions—Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation—Transition Services Agreement.”

We may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we receive from CBS under the transition services agreement. Additionally, after the transition services agreement terminates, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from CBS. When we begin to operate these functions separately, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from CBS, which may not be addressed in the transition services agreement. The level of this informal support may diminish or be eliminated in the future.

We are dependent on our management team, and the loss of senior executive officers or other key employees could have an adverse effect on our business, financial condition and results of operations.

We believe our future success depends on the continued service and skills of our existing management team and other key employees with experience and business relationships within their respective segments. The loss of one or more of these key personnel could have an adverse effect on our business, financial condition and results of operations because of their skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel. If any of these personnel were to leave and compete with us, it could have an adverse effect on our business, financial condition and results of operations.

Our board of directors has the power to cause us to issue additional shares of stock without stockholder approval.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our charter permits a majority of our entire board of directors to, without stockholder approval, amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our charter also permits our board of directors to classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors will be able to establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of stock or otherwise be in the best interests of our stockholders.

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us.

Certain provisions of the Maryland General Corporation Law (the “MGCL”) may have the effect of delaying or preventing a transaction or a change in control of us that might involve a premium price for shares of our stock or otherwise be in the best interests of our stockholders, including:

•	“business combination” provisions that, subject to certain exceptions, prohibit certain business combinations between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of a corporation’s outstanding voting stock or an affiliate or associate of a corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” of a Maryland corporation (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by its stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Additionally, we may elect to be subject to Title 3, Subtitle 8 of the MGCL, which would permit our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement certain takeover defenses.

Our board of directors has by resolution exempted from the provisions of the Maryland business combination act all business combinations (i) between CBS or its affiliates and us and (ii) between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). In addition, our bylaws contain a provision opting out of the Maryland control share acquisition act. Moreover, our charter provides that, effective at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and that directors elected by the board to fill vacancies will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, at or after the time when CBS and its affiliates together no longer beneficially own a majority or more of shares of our outstanding stock entitled to vote generally in the election of directors (the “trigger date”), members of our board of directors may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Prior to the trigger date, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, our directors may be removed with or without cause by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, subject to a consent right of CBS with respect to bylaw provisions regarding stockholder actions by written consent until the trigger date, and subject to a consent right of CBS with respect to CBS’s exemption from our advance notice provisions for so long as CBS beneficially owns 30% of our common stock. There can be no assurance that these exemptions or provisions will not be amended or eliminated at any time in the future.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. In addition, our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee of our company or a predecessor of our company.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification, or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we have entered into separate indemnification agreements with each of our directors. Each indemnification agreement provides, among other things, for indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.

Accordingly, in the event that any of our directors or officers are exculpated from, or indemnified against, liability but whose actions impede our performance, we and our stockholders’ ability to recover damages from that director or officer will be limited.

We may not realize the expected benefits from the Separation of our business from CBS.

Having completed the Separation, there is a risk that we may be more susceptible to market fluctuations and other adverse events than we would have otherwise been while we were still a part of CBS. As part of CBS, we were able to benefit from CBS’s operating diversity, economies of scale and related cost benefits and access to capital for investments, which benefits may no longer be available to us due to the Separation.

As an independent public company that has completed the Separation, we believe that our businesses will benefit from, among other things, sharpened focus on the financial and operational resources of our specific business, allowing management to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of our businesses. We anticipate this will allow us to respond more effectively to industry dynamics and to allow us to create effective incentives for management and employees that are more closely tied to business performance. However, we may not be able to achieve some or all of the expected benefits. If we fail to achieve some or all of the benefits in the time we expect, it could have an adverse effect on our business, financial condition and results of operations.

Hedging transactions could have a negative effect on our results of operations.

We may enter into hedging transactions, including without limitation, with respect to foreign currency exchange rates and interest rate exposure on one or more of our assets or liabilities. The use of hedging transactions involves certain risks, including: (1) the possibility that the market will move in a manner or direction that would have resulted in a gain for us had a hedging transaction not been utilized, in which case our performance would have been better had we not engaged in the hedging transaction; (2) the risk of an imperfect correlation between the risk sought to be hedged and the hedging transaction used; (3) the potential illiquidity for the hedging instrument used, which may make it difficult for us to close out or unwind a hedging transaction; (4) the possibility that our counterparty fails to honor its obligations; and (5) the possibility that we may have to post collateral to enter into hedging transactions, which we may lose if we are unable to honor our obligations. We intend to elect and remain qualified to be taxed as a REIT for U.S. federal income tax purposes, as a result of which we have limitations on our income sources, and the hedging strategies available to us will be more limited than those available to companies that are not REITs.

We may establish an operating partnership, which could result in conflicts of interests between our stockholders and holders of our operating partnership units and could limit our liquidity or flexibility.

In the future, we may establish an operating partnership. If we establish an operating partnership, persons holding operating partnership units may have the right to vote on certain amendments to the partnership agreement of our operating partnership, as well as on certain other matters. Unitholders holding these voting rights may be able to exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future when the interests of unitholders in our operating partnership conflict with the interests of our stockholders. As the sole member of the general partner of the operating partnership or as the managing member, we would have fiduciary duties to the unitholders of the operating partnership that may conflict with duties that our officers and directors owe to us.

In addition, if we establish an operating partnership, we may acquire certain assets by issuing units in our operating partnership in exchange for an asset owner contributing such assets to the partnership or a subsidiary. If we enter into such transactions, in order to induce the contributors of such assets to accept units in our operating partnership, rather than cash, in exchange for their assets, it may be necessary for us to provide them additional incentives. For instance, our operating partnership’s limited partnership or limited liability company agreement may provide that any unitholder of our operating partnership may exchange units for cash equal to the value of an equivalent number of shares of our common stock or, at our option, for shares of our common stock on a one-for-one basis. We may also enter into additional contractual arrangements with asset contributors under which we would agree to repurchase a contributor’s units for shares of our common stock or cash, at the option of the contributor, at set times. If the contributor required us to repurchase units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or make distributions to stockholders. Moreover, if we were required to repurchase units for cash at a time when we did not have sufficient cash to fund the repurchase, we might be required to sell one or more assets to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a unitholder in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of assets to defer taxable gain on the contribution of assets to our operating partnership, we might agree not to sell a contributed asset for a defined period of time or until the contributor exchanged the contributor’s units for cash or shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

We could suffer losses due to asset impairment charges for goodwill.

A significant portion of our assets consists of goodwill. We test goodwill for impairment during the fourth quarter of each year and between annual tests if events or circumstances require an interim impairment assessment. A downward revision in the estimated fair value of a reporting unit could result in a noncash impairment charge. Any such impairment charge could have a material adverse effect on our reported net income.

We face diverse risks in our international business, which could adversely affect our business, financial condition and results of operations.

Our International segment contributed approximately 12% and approximately 13% to total revenues in the six months ended June 30, 2014 and 2013, respectively. Our International segment contributed approximately 13% to total revenues in 2013, approximately 14% to total revenues in 2012 and approximately 18% to total revenues in 2011. Inherent risks in our international business activities could decrease our International sales and have an adverse effect on our business, financial condition and results of operations. These risks include potentially unfavorable foreign economic conditions, political conditions or national priorities, foreign government regulation, potential expropriation of assets by foreign governments, the failure to bridge cultural differences and limited or prohibited access to our foreign operations and the support they provide. We may also have difficulty repatriating profits or be adversely affected by exchange rate fluctuations in our international business.

If our security measures are breached, we may face liability, and public perception of our services could be diminished, which would negatively impact our ability to attract business partners and advertisers.

Although we have implemented physical and electronic security measures to protect against the loss, misuse and alteration of our websites, digital assets and proprietary business information as well as consumer, business partner and advertiser personally identifiable information, no security measures are perfect and impenetrable and we may be unable to anticipate or prevent unauthorized access. A security breach could occur due to the actions of outside parties, employee error, malfeasance or a combination of these or other actions. If an actual or perceived breach of our security occurs, we could lose competitively sensitive business information or suffer disruptions to our business operations. In addition, the public perception of the effectiveness of our security measures or services could be harmed, we could lose consumers, business partners and advertisers, and we could suffer financial exposure in connection with remediation efforts, investigations and legal proceedings and changes in our security and system protection measures.

We will have the right to use the “CBS” mark and logo only for a limited period of time. If we fail to establish in a timely manner a new, independently recognized brand name with a strong reputation, our revenue and profitability could decline.

In connection with the IPO, we entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which we have the right to use “CBS” in the corporate names of the Company and the right to use the “CBS” mark and the “CBS” logo on our advertising billboards for a limited period of time following the Separation. In connection with the Separation, we amended the license agreement to extend the time period in which we have the right to use “CBS” in the corporate names of the Company to December 31, 2014, and have the right to use the “CBS” mark and logo on our advertising displays to March 31, 2016. When our right to use the CBS brand name and logo expires, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to a new brand, our business could be adversely affected. See “Certain Relationships and Related Party Transactions—Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation—Transition Services Agreement.”

A portion of the historical financial information that we have included in this offering memorandum may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical consolidated financial information for each of the years presented and for the six months ended June 30, 2013 has been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to CBS’s Outdoor Americas operating segment and include allocations of expenses from CBS. As a result, this historical financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or what they will be in the future. For additional information, see “Selected Combined Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto, which are included elsewhere in this offering memorandum.

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions or may not be able to make such distributions in full.

Distributions that we make will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions will be at the sole discretion of our board of directors and will be declared based upon various factors, including, but not limited to: the amount and timing of the E&P Purge, future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows, including capital expenditures and acquisitions, limitations on our ability to use cash generated in the TRSs to fund distributions and applicable law. We may need to increase our borrowings in order to fund our intended distributions. See “Summary—Distribution Policy.”

Risks Related to this Offering and the Notes

We have substantial indebtedness that could adversely affect our financial condition.

On January 31, 2014, Finance LLC and Finance Corp., borrowed $800.0 million under a term loan due in 2021 (the “Term Loan”), and entered into a $425.0 million Revolving Credit Facility maturing in 2019 (the “Revolving Credit Facility” and, together with the Term Loan, the “Senior Credit Facilities”), which are governed by a credit agreement, dated as of January 31, 2014, (the “Credit Agreement”). On January 31, 2014, the Borrowers also issued the existing 2022 notes and $400.0 million aggregate principal amount of 5.625% Senior Notes due 2024 (the “existing 2024 notes” and, together with the existing 2022 notes, the “existing notes”) in a private placement. As of June 30, 2014, we had total indebtedness of approximately $1.6 billion (consisting of the $800 million Term Loan and $800 million of existing notes) and undrawn commitments under the Senior Credit Facilities of $425 million, excluding a $0.1 million letter of credit issued against the Revolving Credit Facility. As of June 30, 2014, on a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, we would have had total indebtedness of approximately $2.24 billion (consisting of the $800 million Term Loan, $800 million of existing notes, $550 million of notes offered hereby and $90.0 million of borrowings under our Revolving Credit Facility) and undrawn commitments under the Senior Credit Facilities of $335 million, excluding $19.4 million of letters of credit issued against the Revolving Credit Facility.

Our level of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other corporate purposes;

•	increasing our vulnerability to and limiting our flexibility in planning for, or reacting to, changes in the business, the industries in which we operate, the economy and governmental regulations;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	exposing us to the risk of increased interest rates as borrowings under the Senior Credit Facilities are expected to be subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

The terms of the Credit Agreement and the indenture governing the existing notes and the new 2022 notes restrict, and the indenture governing the 2025 notes will restrict, our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

The Credit Agreement and the indenture governing the existing notes and the new 2022 notes contain, and the indenture governing the 2025 notes will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests, including restrictions on our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	change our accounting methods;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and

•	change the nature of our business.

In addition, the Credit Agreement has a financial covenant that requires us to maintain a maximum net secured leverage ratio. Our ability to meet this financial covenant may be affected by events beyond our control.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions could hinder our ability to grow in accordance with our strategy or inhibit our ability to adhere to our intended distribution policy and, accordingly, may cause us to incur additional U.S. federal income tax liability beyond current expectations.

A breach of the covenants under the Credit Agreement, the indenture governing the 2022 notes or the indenture governing the 2025 notes could result in an event of default under the applicable agreement. Such a default would allow the lenders under the Senior Credit Facilities and holders of the existing notes and of the notes to accelerate the repayment of such debt and may result in the acceleration of the repayment of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Credit Agreement would also permit the lenders under the Senior Credit Facilities to terminate all other commitments to extend additional credit under the Senior Credit Facilities.

Furthermore, if we were unable to repay the amounts due and payable under the Senior Credit Facilities, those lenders could proceed against the collateral that secures such indebtedness. In the event our creditors accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

Despite our substantial indebtedness level, we and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness in the future, including secured indebtedness. Although the indenture governing the existing notes and the new 2022 notes and the Credit Agreement contain, and the indenture governing the 2025 notes will contain, restrictions on the incurrence of additional indebtedness and additional liens, these restrictions will be subject to a number of qualifications and exceptions, and the additional indebtedness, including secured indebtedness, incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the existing notes or the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face would increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows will correspondingly decrease. At our level of indebtedness, as of June 30, 2014, each 1/8% change in interest rates on our variable rate indebtedness would have resulted in a $1 million change in annual estimated interest expense. This amount will increase due to the borrowings we expect to make under our Revolving Credit Facility in connection with the Acquisition. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce future interest rate volatility. However, we may not elect to maintain such interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

To service our indebtedness, we require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the existing notes and the notes, and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets or reducing or delaying capital expenditures, strategic acquisitions and investments. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, the Credit Agreement and the indenture governing the 2022 notes restrict, and the indenture governing the 2025 notes will restrict, our ability to undertake or use the proceeds from such measures.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

We conduct substantially all of our operations through our subsidiaries other than the Issuers, some of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by such subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, such subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. These subsidiaries may not be able to, or may not be permitted to, make distributions to enable the Issuers to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit the Issuers’ ability to obtain cash from such subsidiaries. While the indenture governing the 2022 notes and the Credit Agreement limit, and the indenture governing the 2025 notes will limit, the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we or the Issuers do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the Credit Agreement and the indentures governing the existing notes and the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default. If we breach our covenants under the credit agreement governing the Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes will be unsecured and effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities and any other secured indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing that indebtedness.

The notes will not be secured by any of the Issuers’ or the Guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities with respect to the assets that secure that indebtedness. As of June 30, 2014, we had indebtedness of approximately $1.6 billion. Of this indebtedness, approximately $800 million is secured. As of June 30, 2014, on a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, we would have had total indebtedness of approximately $2.24 billion, $890 million of which would have been secured and undrawn commitments under the Senior Credit Facilities of $335 million, excluding $19.4 million of letters of credit issued against the Revolving Credit Facility. Any additional indebtedness under the Senior Credit Facilities will be secured. In addition, we may incur additional secured debt in the future. The effect of the effective subordination of the notes to our secured indebtedness, to the extent of the collateral therefor, is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuers or the Guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to repay obligations on the notes only after all obligations under the Senior Credit Facilities and any other secured debt has been paid in full. As a result, the noteholders may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuers or the Guarantors.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become Guarantors of the notes.

The notes will be guaranteed by each of our existing and future subsidiaries that guarantees the Senior Credit Facilities. Our subsidiaries that do not guarantee the notes, including our non-domestic, non-wholly owned and immaterial subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment from that subsidiary. For information regarding the portion of our revenues, Adjusted OIBDA and total assets attributable to our non-guarantor subsidiaries, see “Summary—The Offering.”

In addition, the indentures governing the notes will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the release or discharge of the guarantee by any subsidiary Guarantor of the Senior Credit Facilities or the guarantee that resulted in the creation of the guarantee of the notes by such subsidiary Guarantor, except, in each case, a discharge or release by or as a result of payment under such guarantee;

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary Guarantor;

•	the designation of any subsidiary Guarantor as an unrestricted subsidiary; or

•	the discharge of the Issuers’ obligations in a manner not in violation of the terms of the applicable indenture, or the Issuers exercising their legal defeasance or covenant defeasance options as described under “Description of Notes—Legal Defeasance and Covenant Defeasance.”

If any guarantee of a subsidiary Guarantor is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any noteholders. See “Description of Notes—Guarantees.”

The lenders under the Senior Credit Facilities will have the discretion to release the subsidiary Guarantors under the Senior Credit Facilities in a variety of circumstances, which will cause those Guarantors to be released from their guarantees of the notes.

While any obligations under the Senior Credit Facilities remain outstanding, any guarantee of the notes by a subsidiary Guarantor may be released without action by, or consent of, any holder of the notes or the trustee under either indenture governing the notes, if the release of the guarantee of the Senior Credit Facilities by such subsidiary Guarantor is approved by the lenders under the Senior Credit Facilities or otherwise permitted under the Senior Credit Facilities. See “Description of Notes—Guarantees.” The lenders under the Senior Credit Facilities will have the discretion to release the guarantees of subsidiary Guarantors under the Senior Credit Facilities in all cases, and will be obligated to release the guarantees of subsidiary Guarantors in a variety of circumstances. You will not have a claim as a creditor against any subsidiary Guarantor that is no longer a Guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries Guarantors will effectively be senior to claims of noteholders.

Certain exceptions under the indenture governing the existing notes and the new 2022 notes permit us to, and certain exceptions under the indenture governing the 2025 notes will permit us to, make distributions to maintain our REIT status even when we could not otherwise make restricted payments under the applicable indenture.

The indenture governing the existing notes and the new 2022 notes permits, and the indenture governing the 2025 notes will permit, us to pay the cash portion of the E&P Purge, and to make cash distributions thereafter in order to maintain our status as a REIT, in each case subject to certain conditions but notwithstanding any failure to satisfy the conditions in the applicable indenture to making distributions generally. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the notes, see “Description of Notes—Certain Covenants—Limitation on Restricted Payments.”

The Issuers may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of specific kinds of change of control events accompanied by a decline in the rating of the notes, the Issuers will be required to offer to repurchase all outstanding existing notes and the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the applicable repurchase date. Additionally, under the Senior Credit Facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and terminate their commitments to lend.

The source of funds for any purchase of the existing notes and the notes and repayment of borrowings under the Senior Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuers may not be able to repurchase the existing notes and the notes upon a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay the other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain such financing on satisfactory terms or at all. Further, the Issuers’ ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing the Senior Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The Issuers may not be able to repurchase all of the 2025 notes upon a special mandatory redemption event.

As described under “Description of Notes—2025 Notes Special Mandatory Redemption,” the Issuers will be required to offer to repurchase the 2025 notes if the Acquisition is not consummated or the Purchase Agreement is terminated, in each case, on or prior to June 15, 2015, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date. The Issuers are not obligated to place the proceeds of the offering of the notes in escrow prior to the closing of the Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on the use of these proceeds during such time. Accordingly, any special mandatory redemption will need to be funded using proceeds that have been voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, the Issuers may not have sufficient funds to purchase all of the 2025 notes. The Issuers will not be required to redeem the 2022 notes upon a special mandatory redemption event.

In the event of a special mandatory redemption, holders of the 2025 notes may not obtain their expected return on the 2025 notes.

If the Issuers redeem the 2025 notes pursuant to the special mandatory redemption provisions, holders of the 2025 notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the 2025 notes, the trading prices of the 2025 notes may not reflect the financial results of our business or macroeconomic factors. Holders of the 2025 notes will have no rights under the special mandatory redemption provisions as long as the Acquisition closes, nor will they have any rights to require the Issuers to repurchase their notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Purchase Agreement change, including in material respects.

Certain corporate events may not trigger a change of control, in which case we will not be required to redeem the notes.

The indenture governing the 2022 notes permits, and the indenture governing the 2025 notes will permit, us to engage in certain important corporate events that would increase indebtedness or alter our business but would not constitute a “change of control” as defined in the indentures governing existing notes and the notes. If we effected a leveraged recapitalization or other non-change of control transactions that resulted in an increase in indebtedness, adversely affected our credit rating or fundamentally changed our business, our ability to make payments on the notes would be adversely affected. However, the Issuers would not be required to offer to repurchase the notes, and you would be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes. See “Description of Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Change of Control.”

Noteholders may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the 2022 notes includes, and the indenture governing the 2025 notes will include, a phrase related to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if the Issuers or any of the Guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuers or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left the Issuers or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	the Issuers or any of the Guarantors intended to, or believed that the Issuers or such Guarantor would, incur debts beyond their ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes or the applicable guarantee. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds to make a dividend payment or otherwise retire or redeem equity interests of the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuers or the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to the Issuers or any of the Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of the Issuers or of the related Guarantor or could require the noteholders to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

The indenture governing the 2022 notes contains, and the indenture governing the 2025 notes will contain, a “savings clause” intended to limit each subsidiary Guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended.

As a court of equity, a bankruptcy court may subordinate claims in respect of the notes to other claims against the Issuers under the principle of equitable subordination if the court determines that (a) the holder of notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to the Issuers’ other creditors or conferred an unfair advantage upon the holders of notes and (c) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The Company’s guarantee of the notes may not provide any additional credit support for the notes.

Because the Company has no significant operations or assets, its guarantee of the notes provides little, if any, additional credit support for the notes and investors should not rely on its guarantee.

There are restrictions on your ability to transfer or resell the notes.

The notes are being offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. The Issuers and the Guarantors will enter into a registration rights agreement with respect to the notes pursuant to which they will agree to use their commercially reasonable efforts to file a registration statement with the SEC related to an offer to exchange the notes for registered notes having substantially identical terms, or in certain cases, to register the notes for resale. The SEC, however, has broad discretion whether to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

Each series of notes will be a new issue of securities for which there is no established trading market. We expect the notes to be eligible for trading by QIBs, but we do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The initial purchasers of the notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, an active market for either series of notes may not develop or be maintained, which would adversely affect the market price and liquidity of such series of notes. In that case, the noteholders may not be able to sell their notes at a particular time or at a favorable price, if at all.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. You should not purchase any of the notes unless you understand and know you can bear all of the investment risks involving the notes.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances related to the basis of the rating, such as adverse changes, warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks related to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Many of the covenants in the indentures governing the existing notes and the notes offered hereby will not apply during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indentures governing the notes offered hereby will not apply to us during any period in which the applicable series are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. Such covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that any series will ever be rated investment grade, or that if they are rated investment grade, that they will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indentures governing the existing notes or the notes offered hereby. See “Description of Notes—Certain Covenants.”

Risks Related to Our REIT Election and Our Status as a REIT

Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS, could have a negative effect on us.

The rules dealing with U.S. federal income taxation are continually under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect us or our investors. We cannot predict how changes in the tax laws might affect us or our investors. New legislation, Treasury or tax regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and the U.S. federal income tax consequences to us and our investors of such qualification.

On February 26, 2014, the Chairman of the Ways and Means Committee of the U.S. House of Representatives released draft proposals titled the Tax Reform Act of 2014 that include several provisions that would impact our ability to remain qualified to be taxed as a REIT. Under the draft proposals, in the case of a tax-free separation of a parent and a subsidiary such as the split-off, both the parent and the newly separated subsidiary would be prohibited from qualifying as a REIT for 10 years following such tax-free separation. In addition, the draft proposals would impose immediate corporate level tax on the built-in gain in the assets of every C corporation that elects to be treated as a REIT, effective for elections made after February 26, 2014. The draft proposals would also require that a REIT distribute earnings and profits accumulated prior to its conversion to a REIT in cash, rather than a combination of cash and stock, effective for distributions made after February 26, 2014. Finally, the proposals would, effective December 31, 2016, exclude all tangible property with a depreciable class life of less than 27.5 years (such as the advertising structures and sites owned and leased by us) from the definition of “real property” for purposes of the REIT asset and income tests. If any of these proposals or legislation containing similar provisions, with such effective dates, were to become law, it could eliminate our ability to qualify to be taxed as a REIT and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to holders of our common stock, which in turn could have an adverse impact on the value of our common stock.

If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

On July 17, 2014, we began operating in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014. We have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“REIT Tax Counsel”), with respect to our qualification to be taxed as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of REIT Tax Counsel represents only the view of REIT Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by CBS and us, including representations related to the values of our assets and the sources of our income. The opinion was expressed as of the date issued. REIT Tax Counsel will have no obligation to advise us or the holders of our common stock of any subsequent changes in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of REIT

Tax Counsel and our qualification to be taxed as a REIT will depend on satisfaction by us of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, and compliance with these requirements will not be monitored by REIT Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify to be taxed as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification to be taxed as a REIT if the representations made by CBS are inaccurate or on the basis of other issues or facts outside the scope of the ruling. If we were to fail to remain qualified to be taxed as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to holders of our common stock, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Code, and failure to comply with these provisions could jeopardize our REIT qualification.

Qualification to be taxed as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent failure to comply with these provisions could jeopardize our REIT qualification. Our ability to remain qualified to be taxed as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to remain qualified to be taxed as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

The ownership limitations that apply to REITs, as prescribed by the Code and by our charter, may inhibit market activity in the shares of our common stock and restrict our business combination opportunities.

In order for us to qualify to be taxed as a REIT, not more than 50% in value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of each taxable year after the first year for which we elect to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Subject to certain exceptions, our charter authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification to be taxed as a REIT. Our charter also provides that, unless exempted by the board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. A person that did not acquire more than 9.8% of our outstanding stock may nonetheless become subject to our charter restrictions in certain circumstances, including if repurchases by us cause a person’s holdings to exceed such limitations. The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for shares of our stock or otherwise be in the best interests of our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts or estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a nondeductible 4% excise tax if the amount that we actually distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may our ability to grow, which could adversely affect the value of our common stock.

To fund our growth strategy and refinance our indebtedness, we may depend on external sources of capital, which may not be available to us on commercially reasonable terms or at all.

To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. As a result of these requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, solely from operating cash flows. Consequently, we expect to rely on third-party capital market sources for debt or equity financing to fund our business strategy. In addition, we will likely need third-party capital market sources to refinance our indebtedness at maturity. Continued or increased turbulence in the United States or international financial markets and economies could adversely impact our ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our business, financial condition and results of operations. As such, we may not be able to obtain financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of our growth potential;

•	our then-current levels of indebtedness;

•	our historical and expected future earnings, cash flows and cash distributions; and

•	the market price per share of our common stock.

In addition, our ability to access additional capital may be limited by the terms of the indebtedness we incurred in connection with the Formation Borrowings, which may restrict our incurrence of additional debt. If we cannot obtain capital when needed, we may not be able to acquire or develop properties when strategic opportunities arise or refinance our debt, which could have an adverse effect on our business, financial condition and results of operations.

Even if we remain qualified to be taxed as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, in order to meet the REIT qualification requirements, we may hold some of our assets or conduct certain of our activities through one or more TRSs or other subsidiary corporations that will be subject to foreign, federal, state and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if the transactions are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to holders of our common stock.

Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities.

To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to holders of our common stock.

In addition to the assets tests set forth above, to qualify to be taxed as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distributes to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying to be taxed as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may depend on our ability to contribute certain contracts to a taxable REIT subsidiary.

Our ability to satisfy certain REIT requirements may depend on us contributing to a TRS certain contracts, or portions of certain contracts, with respect to outdoor advertising assets that do not qualify as real property for purposes of the REIT asset tests. Moreover, our ability to satisfy the REIT requirements may depend on us properly allocating between us and our TRS the revenue or cost, as applicable, associated with the portion of any such contract contributed to the TRS. There can be no assurance that the IRS will not determine that such contribution was not a true contribution as between us and our TRS or that we did not properly allocate the applicable revenues or costs. Were the IRS successful in such a challenge, it could adversely impact our ability to qualify to be taxed as a REIT or our effective tax rate and tax liability.

Our planned use of taxable REIT subsidiaries may cause us to fail to qualify to be taxed as a REIT.

The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and certain other nonqualifying assets to exceed 25% of the fair market value of our assets, we would fail to qualify to be taxed as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into primarily to manage risk of currency fluctuations or to manage risk of interest rate changes with respect to borrowings made or to be made or to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such a transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise choose to bear. In addition, losses in our TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

We expect to pay the E&P Purge in common stock and cash and may in the future pay taxable dividends on our common stock in common stock and cash, and the issuance of additional common stock may cause the market price of our common stock to decline.

CBS will allocate its earnings and profits between CBS and our company in accordance with provisions of the Code. In order to comply with certain REIT qualification requirements, we will declare the E&P Purge by December 31, 2014 to distribute our accumulated earnings and profits attributable to a non-REIT year, including any earnings and profits allocated to us by CBS in connection with the Separation, by January 31, 2015. We expect to pay the E&P Purge in a combination of cash and common stock. Assuming a ratio of our equity value to CBS’s equity value of approximately 10%, we currently estimate that the E&P Purge to be declared by December 31, 2014 will total approximately $500 million, of which we expect approximately 20%, or $100 million, will be paid in cash and approximately 80%, or $400 million, will be paid in shares of our common stock. The actual amount of the E&P Purge will be calculated as of a future date and could be materially different from current estimates based on a number of factors. Accordingly, these estimates should not be relied upon as an indicator of what the actual cash portion and stock portion of the E&P Purge will be. Each percentage point change to the ratio of our equity value to CBS’s equity value would result in a change to the estimated $500 million E&P Purge of approximately $50 million. Following the final payment of the E&P Purge declared on or prior to December 31, 2014, we will pay to CBS, or CBS will pay to us, as applicable, the difference between the actual cash portion of the E&P Purge and the $100.0 million retained by us in the IPO.

If we make the E&P Purge or future dividends payable in cash and shares of our common stock, stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, and may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a taxable stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of holders of our common stock determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock. Moreover, if our per share FFO decreases as a result of the E&P Purge, it may put downward pressure on the trading price of our common stock.

If the total cash payable to stockholders in the E&P Purge is limited, the amount of cash received by each stockholder is dependent on the election of other stockholders.

We expect to limit the total amount of cash payable in the E&P Purge to a maximum of 20% of the total value of the E&P Purge (the “Cash Limitation”). The balance of the E&P Purge will be in the form of shares of our common stock. Each holder of our common stock will be permitted to elect to receive the stockholders’ entire entitlement under the E&P Purge in either cash or our common stock, subject to the Cash Limitation. The Cash Limitation will in no event be less than 20% of the E&P Purge declaration (without regard to any cash that may be paid in lieu of fractional shares), although it is currently expected to comprise approximately 20% of the E&P Purge. If holders of our common stock elect to receive an amount of cash in excess of the Cash Limitation, each such stockholder will receive a pro rata amount of cash corresponding to the such stockholders’ respective entitlement under the E&P Purge declaration. Therefore, our stockholders may not receive exactly the dividend that they elect and may receive a pro rata amount of the Cash Limitation and shares of our common stock.

If we fail to meet the REIT income tests as a result of receiving non-qualifying rental income, we would be required to pay a penalty tax in order to retain our REIT status.

Certain income we receive could be treated as non-qualifying income for purposes of the REIT requirements. Even if we have reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying rental income, we would nonetheless be required to pay a penalty tax in order to retain our REIT status.

Even if we remain qualified to be taxed as a REIT, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT.

Following the REIT election, we will own appreciated assets that were held by a C corporation and were acquired by us in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation. If we dispose of any such appreciated assets in a taxable transaction during the 10-year period following our acquisition of the assets from the C corporation (i.e., during the 10-year period following our qualification to be taxed as a REIT), we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by us (i.e., at the time that we became a REIT) over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We would be subject to this tax liability even if we maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement for the year such gain is recognized. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets that we might otherwise sell during the 10-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

The IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax.

From time to time, we may sell outdoor advertising assets. The IRS may deem one or more sales of our outdoor advertising assets to be “prohibited transactions” (generally, sales or other dispositions of property that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business). If the IRS takes the position that we have engaged in a “prohibited transaction,” the gain we recognize from such sale would be subject to a 100% tax. We do not intend to hold outdoor advertising assets as inventory or for sale in the ordinary course of business; however, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances and there is no assurance that our position will not be challenged by the IRS especially if we make frequent sales or sales of outdoor advertising assets in which we have short holding periods.

We have limited operating history as a REIT, and our inexperience may impede our ability to successfully manage our business or implement effective internal controls.

We have limited operating history as a REIT. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT. We are in the process of implementing substantial control systems and procedures in order to maintain our qualification to be taxed as a REIT. As a result, we are incurring and will continue to incur significant legal, accounting and other expenses that we have not previously incurred, and management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a REIT. These costs and time commitments could be substantially more than currently expected. Therefore, our historical combined consolidated and unaudited pro forma condensed combined consolidated financial statements may not be indicative of our future costs and performance as a REIT.

We may not be able to engage in desirable strategic or capital-raising transactions as a result of the Separation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

Under the tax matters agreement that we have entered into with CBS, for two years following the Separation, we generally will be required to indemnify CBS against any tax resulting from the Separation to the extent that such tax resulted from, among other things, the Company (1) entering into any transaction pursuant to which all or a portion of our common stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, (3) repurchasing our common stock, (4) ceasing to actively conduct the U.S. portion of the outdoor business, or (5) taking or failing to take any other action that prevents the Separation and related transactions from being tax-free. Our indemnification obligations to CBS and its subsidiaries, officers and directors are not limited by any maximum amount. If we are required to indemnify CBS or such other persons under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities. We could be liable to CBS for consolidated group losses used by us even if we do not owe any amount to a governmental authority. For more information, see “Certain Relationships and Related Party Transactions—Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation—Tax Matters Agreement.”

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, see “Certain Relationships and Related Party Transactions—Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation—Tax Matters Agreement.”

BUSINESS AND PROPERTIES

Overview

We are one of the largest providers of advertising space on out-of-home advertising structures and sites across the United States, Canada and Latin America. The majority of our inventory is billboard displays, which are primarily located on the most heavily traveled highways and roadways in top Nielsen Media Research Designated Marketing Areas; and we operate transit advertising displays with exclusive multi-year contracts with municipalities in large cities across the United States. In total, we have displays in all of the 25 largest markets in the United States and over 180 markets in the United States, Canada and Latin America. Our top market, high profile location focused portfolio includes sites such as the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York. With TAB Out of Home Ratings, we are able to provide advertisers with the actual audience, in terms of audience size and demographic composition, that is exposed to individual signs. The combination of location and audience delivery is a selling proposition unique to the out-of-home industry. The breadth and depth of our portfolio provides our customers with a multitude of options to address a wide range of marketing objectives from national, brand-building campaigns to hyper-local businesses that want to drive customers to their retail location “one mile down the road.”

We believe that out-of-home advertising is an attractive form of advertising as our displays are ALWAYS ON™ and cannot be turned off, skipped or fast-forwarded, and that it provides our customers with a differentiated advertising solution at an attractive price point relative to other forms of advertising. In addition to leasing displays, we provide other value-added services to our customers, such as pre-campaign category research, creative design support and post-campaign tracking and analytics. We use a real-time mobile operations reporting system that enables proof of performance to customers. We have a diversified base of customers across various industries. Our largest categories of advertisers during the six months ended June 30, 2014 were retail, healthcare/pharmaceuticals and television, which represented 9%, 8% and 8% of our total U.S. revenues, respectively, and during the year ended December 31, 2013, were retail, television and entertainment, which represented 10%, 8% and 7% of our total U.S. revenues, respectively. As a result of our diverse base of customers, in the United States, during the six months ended June 30, 2014 and for the year ended December 31, 2013, no single industry contributed more than 9% and 10%, respectively, of our revenues and no single customer represented greater than 1.4% and 1.7%, respectively, of our revenues.

As of June 30, 2014, we had 439 digital billboard displays in the United States. The majority of our digital billboard displays have been converted from traditional static billboard displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy. Digital billboard displays have the potential to attract additional business from both new and existing customer categories. We believe that digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility to target audiences by time of day and to quickly launch new advertising campaigns. In addition, digital billboard displays enable us to run multiple advertisements on each display (up to eight per minute). As a result, digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 80 digital billboard displays during the six months ended June 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011, for a total investment of $80.6 million.

We generally (i) own the physical billboard structures on which we display advertising copy for our customers, (ii) hold the legal permits to display advertising thereon and (iii) lease the underlying sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. We estimate that approximately 75% of our billboard structures in the United States are “legal nonconforming” billboards, meaning they were legally constructed under laws in effect at the time they were built, but could not be constructed under current laws. These structures are often located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. We have a highly diversified portfolio of advertising sites. As of June 30, 2014, we had approximately 22,900 lease agreements with approximately 18,400 different landlords. A substantial number of these lease agreements allow us to abate rent and/or terminate the lease agreement in certain circumstances, which may include where the structure is obstructed, where there is a change in traffic flow and/or where the advertising value of the sign structure is otherwise impaired, providing us with flexibility in renegotiating the terms of our leases with landlords.

We manage our business through the following two segments:

United States. As of June 30, 2014, we had the largest number of advertising displays of any out-of-home advertising company operating in the 25 largest markets in the United States. For the six months ended June 30, 2014 and the year ended December 31, 2013, our U.S. segment generated 19% and 20%, respectively, of its revenues in the New York City metropolitan area and 12% during both periods in the Los Angeles metropolitan area. For the six months ended June 30, 2014, our U.S. segment generated $546.1 million of revenues. For the year ended December 31, 2013, our U.S. segment generated $1.13 billion of revenues.

International. Our International segment includes our operations in Canada and Latin America, including Mexico, Argentina, Brazil, Chile and Uruguay. For the six months ended June 30, 2014 our International segment generated $76.2 million of revenues. For the year ended December 31, 2013, our International segment generated $163.9 million of revenues.

Initial Public Offering

On March 27, 2014, our registration statement on Form S-11 related to our IPO of our common stock was declared effective by the SEC. On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares, at a price of $28.00 per share for total net proceeds, after underwriting discounts and commissions, of $615.0 million. Of the total net proceeds, $515.0 million was transferred to a wholly owned subsidiary of CBS as partial consideration for the contribution of the entities comprising CBS’ Outdoor Americas operating segment to us. The remaining $100.0 million was retained by us and will be used to pay the cash portion of the distribution to our stockholders of historical earnings and profits, in accordance with REIT tax requirements. Following the final payment of this required earnings and profits distribution, we will pay to CBS, or CBS will pay to us, as applicable, the difference between the actual cash portion of the distribution and the $100.0 million retained by us in the IPO.

Tax Status

Until July 16, 2014, we were a member of CBS’s consolidated tax group and were taxable as a regular domestic C corporation for U.S. federal income tax purposes (i.e., we were subject to taxation at regular corporate rates). Pursuant to the tax matters agreement that we entered into with CBS, we are liable to pay CBS for any taxes imposed on or related to us while we were a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the Separation to qualify as a tax-free transaction based on actions taken during the two-year period following the Separation. After the Separation, CBS ceased to own any of our outstanding common stock, and as a result, we are no longer a member of CBS’s consolidated tax group.

On April 16, 2014, CBS received a favorable private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. In connection with the Separation, on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014, and we, together with one or more of our subsidiaries, jointly began operating such subsidiaries as taxable REIT subsidiaries. In the third quarter of 2014, as a result of our REIT conversion, a non-cash charge of substantially all deferred income tax liabilities, net, will be reversed into net income.

So long as we remain qualified to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our TRSs will be subject to taxation at regular corporate rates.

Our qualification to be taxed as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code, related to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

In order to comply with certain REIT qualification requirements, we will declare a purging distribution by December 31, 2014 to distribute our accumulated earnings and profits attributable to a non-REIT year, including any earnings and profits allocated to us by CBS in connection with the Separation, by January 31, 2015. We expect to pay the Purging Distribution in a combination of cash and our common stock. We currently estimate that the Purging Distribution to be declared by December 31, 2014 will total approximately $500 million, of which we expect approximately 20%, or $100 million, will be paid in cash and approximately 80%, or $400 million, will be paid in shares of our common stock. The actual amount of the Purging Distribution will be calculated as of a future date and could be materially different from current estimates based on a number of factors. Accordingly, these estimates should not be relied upon as an indicator of what the actual cash portion and stock portion of the Purging Distribution will be. Each percentage point change to the ratio of our equity value to CBS’s equity value would result in a change to the estimated $500 million Purging Distribution of approximately $50 million. Following the final payment of the Purging Distribution to be declared by December 31, 2014, we will pay to CBS, or CBS will pay to us, as applicable, the difference between the actual cash portion of such Purging Distribution and the $100.0 million retained by us in the IPO.

History

Our corporate history can be traced back to companies that helped to pioneer the growth of out-of-home advertising in the United States, such as Outdoor Systems, Inc., 3M National, Gannett Outdoor and TDI Worldwide Inc. In 1996, a predecessor of CBS acquired TDI Worldwide Inc., which specialized in transit advertising. Three years later, a predecessor of CBS acquired Outdoor Systems, Inc., which represented the consolidation of the outdoor advertising assets of large national operators such as 3M National, Gannett Outdoor (and its Canadian assets held in the name Mediacom) and Vendor (a Mexican outdoor advertising company) and many local operators in the United States, Canada and Mexico. In 2008, a subsidiary of CBS expanded our business into South America through the acquisition of International Outdoor Advertising Holdings Co., which operated in Argentina, Brazil, Chile and Uruguay. The company that we are today represents the hard-to-replicate combination of the assets of all of these businesses, as well as other acquisitions and internally developed assets.

On April 2, 2014, we completed the IPO. On April 16, 2014, CBS received a favorable private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, CBS completed the CBS Exchange Offer, and in connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock. On July 16, 2014, in connection with the Separation, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014.

Business Strengths

Large-Scale Out-of-Home Advertising Platform. We believe our large-scale portfolio of advertising structures and sites, which will be increased by the Acquisition, provides a compelling value proposition to our customers because of our national footprint, large market presence and strategically placed assets in high-traffic locations. A number of our displays are located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. The size of our portfolio provides us with economies of scale that allow us to operate, invest and grow our business in an efficient manner. For example, it allows us to cost-effectively roll out new technologies, such as digital billboard displays, and to efficiently service our customers’ campaigns through enhanced audience delivery, measurement and reporting capabilities.

Out-of-Home Advertising Is an Impactful and Cost-Effective Medium. Unlike other types of media, such as television, radio and the internet, out-of-home advertising is ALWAYS ON™. It cannot be turned off, skipped or fast-forwarded. We believe that this helps our customers to better reach their target audiences. In addition, using out-of-home advertising can be a cost-effective way for advertisers to reach an audience relative to other forms of media; in 2012, outdoor advertising had an average cost per thousand impressions or “CPM” of $5.22 (i.e., on average, advertisers pay $5.22 for every thousand views of their advertisements on out-of-home advertising structures and sites), as compared with $14.98 for television and $35.50 for newspapers, according to a 2013 SNL Kagan report on Economics of Outdoor & Out-of-Home Advertising.

Significant Presence in Large Metropolitan Markets. Our portfolio includes advertising structures and sites in all of the 25 largest markets in the United States, covering approximately 50% of the U.S. population. We believe that our positions in major metropolitan markets, such as New York City, Los Angeles, Chicago, Washington, D.C. and San Francisco, are desirable to customers wishing to reach large audiences. We believe that our strong positions in these markets provide us with an advantage in attracting national advertising campaigns and enable us to take advantage of increased urbanization within the United States. Our large-scale portfolio allows our customers to reach a national audience and also provides the flexibility to tailor campaigns to specific regions or markets. The addition of the Acquired Business will enhance our presence in major metropolitan markets and provide more opportunities to attract national advertising campaigns. For the six months ended June 30, 2014, we generated approximately 37% of our U.S. revenues from national advertising campaigns. For the year ended December 31, 2013, we generated approximately 40% of our U.S. revenues from national advertising campaigns. Many of our advertising displays are located in strategic locations with limited supply, including the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York.

Diverse and Long-Standing Customer Base. Our revenues are derived from a broad, diverse set of national, regional and local customers across a range of industries. During the year ended December 31, 2013, in the United States, we served approximately 19,700 customers and no single customer contributed more than 1.7% of our revenues. Our broad customer base includes companies in the entertainment, retail, healthcare, telecom, restaurant, financial services, travel and leisure and automotive industries. For the six months ended June 30, 2014, in the United States, no single industry contributed more than 9% of our revenues. For the year ended December 31, 2013, in the United States, no single industry contributed more than 10% of our revenues. Many of our customers have utilized out-of-home advertising for decades and have been our customers for many years.

Strong Profitability and Significant Cash Flow Generation. Our business has been highly profitable and has generated significant cash flows.

We also benefit from significant operating leverage due to our high proportion of fixed costs, which allows us to generate significant OIBDA and cash flows from incremental revenues. In the six months ended June 30, 2014, we generated cash flows from operating activities of $64.8 million. In 2013, we generated cash flows from operating activities of $278.4 million. In addition, most of our capital expenditures are directed towards new revenue-generating projects, such as the conversion of traditional static billboard displays to digital billboard displays.

Experienced Management. Members of our management team have served as ambassadors for the promotion of out-of-home advertising as a preferred advertising medium, and we believe that they have been instrumental in the development of industry-wide initiatives to improve audience measurement and targeting capabilities. Our management team includes members of the board and committees of the Outdoor Advertising Association of America and other personnel who are closely involved in advocacy for constituents of the out-of-home advertising industry, including advertisers, consumers and communities.

Growth Strategy

Continued Conversion to Digital Billboard Displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy, as digital billboard displays have the potential to attract additional business from both new and existing customers. Digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. In addition, digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility both to target audiences by time of day and to quickly launch new advertising campaigns. As of June 30, 2014, we had 439 digital billboard displays in the United States, representing only approximately 1% of our total billboard displays in the United States. At the completion of the Acquisition, we expect to add 16 digital assets. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 80 digital billboard displays during the six months ended June 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011. We intend to spend a significant portion of our capital expenditures in the coming years to continue to increase the number of digital billboard displays in our portfolio.

Drive Enhanced Revenue Management. We focus heavily on inventory management and advertising rate pricing to improve revenue yield over time across our portfolio of advertising structures and sites. By carefully managing our pricing on a market-by-market and display-by-display basis, we aim to improve profitability. We believe that closely monitoring pricing and improving pricing discipline will provide strong potential revenue enhancement.

Increased Use of Social Media and Mobile Technology Engagement. We believe there is potential for growth in the reach and effectiveness of out-of-home advertising through increased use of social media and mobile technology engagement. In the coming years, we intend to pursue these opportunities, including through possible strategic alliances and partnerships with social media and mobile technology companies.

Consider Selected Acquisition Opportunities. As part of our growth strategy, we frequently evaluate strategic opportunities to acquire new businesses and assets. Consistent with this strategy, we regularly evaluate potential acquisitions, ranging from small “tuck-in” transactions to larger acquisitions. On July 20, 2014, we entered the Purchase Agreement to acquire certain outdoor advertising businesses from Van Wagner for $690.0 million in cash, subject to working capital and other adjustments. See “The Acquisition.” There can be no assurances that any transactions currently being evaluated will be consummated or, if consummated, that such transactions would prove beneficial to us.

Our national footprint in the United States and significant presence in Canada and the countries in which we operate in Latin America provide us with an attractive platform on which to add additional advertising structures and sites. Our scale gives us advantages in driving additional revenues and reducing operating costs from acquired billboards. We believe that there is significant opportunity for additional industry consolidation, and we will evaluate opportunities to acquire additional advertising businesses and structures and sites on a case-by-case basis.

Encourage Adoption of New Audience Measurement Systems. We believe that the accelerated adoption of the out-of-home advertising industry’s audience measurement system, the TAB Out-of- Home Ratings, will enhance the value of out-of-home advertising media by providing our customers with improved audience measurement and the ability to target by gender, age, ethnicity and income. We believe that by providing a consistent and reliable audience measurement metric comparable to those used by other media formats, the TAB Out-of-Home Ratings encourages the incorporation of out-of-home advertising media by independent marketing specialists and advertising agencies that increasingly rely on analytical models to design marketing campaigns.

Properties

Our principal executive offices, which we lease, are located at 405 Lexington Avenue, 17th Floor, New York, NY 10174. We and our subsidiaries also own and lease office and warehouse space throughout the United States, Canada and several other foreign countries. We consider our properties adequate for our present needs.

Each of our United States and International segments primarily leases our outdoor advertising sites, but, in a few cases, we own or hold permanent easements on our outdoor advertising sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. There is no significant concentration of outdoor advertising sites under any one lease or with any one landlord. An important part of our business activity is to manage our lease portfolio and negotiate suitable lease renewals and extensions.

Our Portfolio of Outdoor Advertising Structures and Sites

Investment Diversification

Diversification by Customer

For the six months ended June 30, 2014, no individual customer represented greater than 1.4% of our revenues in the United States and for the year ended December 31, 2013, no individual customer represented greater than 1.7% of our revenues in the United States. Therefore, we do not consider detailed information by individual customer to be meaningful.

Diversification by Industry

The following table sets forth information regarding the diversification of revenues earned in the United States among different industries for the year ended December 31, 2013.

Industry	Percentage of Total United States Revenues for the Year Ended December 31, 2013
Retail	10%
Television	8%
Entertainment	7%
Healthcare/Pharmaceuticals	7%
Restaurants/Fast Food	7%
Professional Services	7%
Telephone/Utilities	6%
Automotive	5%
Financial Services	5%
Casinos/Lottery	5%
Beer/Liquor	5%
Education	4%
Movies	4%
Travel/Leisure	4%
Computers/Internet	3%
Food/Non-Alcoholic Beverages	3%
Real Estate Brokerage	1%
Other(1)	9%

Total	100%

(1)	No single industry in “Other” individually represents more than 2% of total revenues.

Diversification by Geography

Our advertising structures and sites are geographically diversified across 39 states and seven countries, as well as Washington D.C. and Puerto Rico. The following table sets forth information regarding the geographic diversification of our advertising structures and sites, which are listed in order of contributions to total revenue.

	Percentage of Revenues for the Year Ended December 31, 2013				Number of Displays as of December 31, 2013
Location (Metropolitan Area)	Static Billboard Displays	Digital Billboard Displays	Transit and Other Displays	Total Displays	Static Billboard Displays	Digital Billboard Displays	Transit and Other Displays	Total	Percentage of Total Displays
New York, NY	3%	9%	52%	17%	164	6	168,435	168,605	47%
Los Angeles, CA	11%	5%	13%	11%	3,829	6	41,268	45,103	13%
State of New Jersey	5%	11%	<1%	4%	4,102	19	—	4,121	1%
Miami, FL	4%	3%	2%	3%	1,038	13	12,801	13,852	4%
Houston, TX	5%	2%	<1%	3%	1,205	8	—	1,213	<1%
Detroit, MI	4%	8%	1%	3%	2,353	22	13,483	15,858	4%
Washington, D.C.	<1%	—	10%	3%	11	—	19,761	19,772	6%
San Francisco, CA	3%	9%	1%	3%	1,442	13	545	2,000	1%
Atlanta, GA	2%	7%	3%	3%	2,418	35	16,361	18,814	5%
Chicago, IL	3%	2%	<1%	3%	956	7	—	963	<1%
Dallas, TX	3%	5%	1%	3%	723	18	294	1,035	<1%
Tampa, FL	3%	5%	<1%	2%	1,678	25	—	1,703	<1%
Phoenix, AZ	2%	6%	1%	2%	1,831	47	3,120	4,998	1%
Orlando, FL	2%	3%	<1%	2%	1,548	15	—	1,563	<1%
St. Louis, MO	2%	2%	<1%	1%	1,455	11	—	1,466	<1%
All Other United States and Puerto Rico	32%	22%	5%	24%	19,968	128	8,851	28,947	8%

Total United States	85%	99%	91%	87%	44,721	373	284,919	330,013	93%

Canada	7%	1%	5%	7%	6,036	18	8,327	14,381	4%
Mexico	5%	—	1%	3%	4,656	1	87	4,744	1%
South America	3%	—	3%	3%	2,402	—	4,648	7,050	2%

Total International	15%	1%	9%	13%	13,094	19	13,062	26,175	7%

Total	100%	100%	100%	100%	57,815	392	297,981	356,188	100%

Total revenues (in millions)	$852.5	$73.2	$368.3	$1,294.0

Renovation, Improvement and Development

Most of our non-maintenance capital expenditures are directed towards new revenue-generating projects, such as the conversion of traditional static billboard displays to digital. As the costs to convert a traditional static billboard display to a digital billboard display have declined, we have accelerated our conversion efforts, adding approximately 80 digital billboard displays during the six months ended June 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011. As of December 31, 2013, our average initial investment required for a digital billboard display is approximately $250,000. Digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays. Digital billboard displays also incur, on average, approximately two to three times more operating costs, including higher variable costs associated with the increase in revenue, than traditional static billboard displays. As a result, digital billboard displays generate higher profits and cash flows than traditional static billboard displays. As of June 30, 2014, we had 439 digital billboard displays in the

United States, representing only approximately 1% of our total billboard displays in the United States. We intend to spend a significant portion of our capital expenditures in the coming years to continue increasing the number of digital billboard displays in our portfolio.

We routinely invest capital in the maintenance and repair of our billboard and transit structures. This includes safety initiatives and replaced displays, as well as new billboard components such as panels, sections, catwalks, lighting and ladders. Our maintenance capital expenditures for the years ended December 31, 2013, 2012 and 2011 were $23.5 million, $16.0 million and $15.3 million, respectively.

Contract Expirations

We derive revenues primarily from providing advertising space to customers on our advertising structures and sites. Our contracts with customers generally cover periods ranging from four weeks to one year and are generally billed every four weeks. Since contract terms are short-term in nature, revenues by year of contract expiration are not considered meaningful.

Our Recent Acquisition Activity

We have historically pursued opportunities to acquire billboards, including the related permits and leasehold agreements. We completed $11.5 million of such acquisitions during the year ended December 31, 2013. On July 20, 2014, we entered into the Purchase Agreement. See “The Acquisition.”

The following table sets forth information regarding the geographic diversification of the portfolio of outdoor advertising assets that constitute the Acquired Business and information regarding our advertising structures and sites combined with those of the Acquired Business.

The Company and the Acquired Business Combined

Number of Displays as of December 31, 2013
Location (Metropolitan Area)	Static Billboard Displays (Acquired Business)	Static Billboard Displays (Combined)	Digital Billboard Displays (Acquired Business)	Digital Billboard Displays (Combined)	Transit and Other Displays (Acquired Business)	Transit and Other Displays (Combined)	Total (Acquired Business)	Total (Combined)	Percentage of Total Displays (Acquired Business)	Percentage of Total Displays (Combined)
New York, NY	266	430	12	18	4,613	173,048	4,891	173,496	54%	47%
Los Angeles, CA	611	4,440	3	9	331	41,599	945	46,048	10%	13%
State of New Jersey	—	4,102	—	19	—	—	—	4,121	—	1%
Miami, FL	22	1,060	—	13	851	13,652	873	14,725	10%	4%
Houston, TX	—	1,205	—	8	—	—	—	1,213	—	<1%
Detroit, MI	—	2,353	—	22	—	13,483	—	15,858	—	4%
Washington, D.C.	15	26	—	—	58	19,819	73	19,845	<1%	5%
San Francisco, CA	46	1,488	—	13	219	764	265	2,265	3%	1%
Atlanta, GA	—	2,418	—	35	—	16,361	—	18,814	—	5%
Chicago, IL	44	1,000	—	7	643	643	687	1,650	8%	<1%
Dallas, TX	7	730	—	18	—	294	7	1,042	<1%	<1%
Tampa, FL	—	1,678	—	25	—	—	—	1,703	—	<1%
Phoenix, AZ	—	1,831	—	47	—	3,120	—	4,998	—	1%
Orlando, FL	—	1,548	—	15	—	—	—	1,563	—	<1%
St. Louis, MO	—	1,455	—	11	—	—	—	1,466	—	<1%
All Other United States and Puerto Rico	61	20,029	—	128	1,337	10,188	1,398	30,345	15%	8%

Total United States	1,072	45,793	15	388	8,052	292,971	9,139	339,152	100%	93%

Canada	—	6,036	—	18	—	8,327	—	14,381	—	4%
Mexico	—	4,656	—	1	—	87	—	4,744	—	1%
South America	—	2,402	—	—	—	4,648	—	7,050	—	2%

Total International	—	13,094	—	19	—	13,062	—	26,175	—	7%

Total	1,072	58,887	15	407	8,052	306,033	9,139	365,327	100%	100%

Insurance

Prior to the Separation, the advertising structures and sites in our portfolio were covered under CBS’s blanket policy for commercial general liability, fire, extended coverage, earthquake, business interruption and rental loss insurance. We were also covered by other CBS policies, including errors and omissions, terrorism, director’s and officer’s liability, fiduciary liability, employment practices liability, professional liability and workers’ compensation insurance. As of the date hereof, we are covered by our own policies under a stand-alone insurance program with policy specifications and insured limits based on our assessment of our business and the risks we face as a stand-alone company, which may differ from the policy specifications and insured limits under CBS’s plans. In the opinion of our management, our properties are adequately covered by insurance.

Competition

The outdoor advertising industry is fragmented, consisting of several large companies operating on a national basis, such as our company, Clear Channel Outdoor Holdings, Inc., JCDecaux S.A. and Lamar Advertising Company, as well as hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local markets. We compete with these companies for both customers and structure and display locations.

We also compete with other media, including broadcast and cable television, radio, print media, the internet and direct mail marketers, within their respective markets. In addition, we compete with a wide variety of out-of-home media, including advertising in shopping centers, airports, movie theaters, supermarkets and taxis. Advertisers compare relative costs of available media, including CPMs, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the outdoor advertising industry relies on its relative cost efficiency and its ability to reach specific markets, geographic areas and/or demographics.

Employees

As of June 30, 2014, we had approximately 2,380 employees, of which 304 were local account executives in our U.S. segment, 45 were national account executives in our U.S. segment and 95 were account executives in our International segment. As of June 30, 2014, approximately 2,345 of our employees were full-time employees and approximately 35 were part-time employees. Some of these employees are represented by labor unions and are subject to collective bargaining agreements.

Legal Proceedings

On an ongoing basis, we are engaged in lawsuits and governmental proceedings and respond to various investigations, inquiries, notices and claims from national, state and local governmental and other authorities (collectively, “litigation”). Litigation is inherently uncertain and always difficult to predict. Although it is not possible to predict with certainty the eventual outcome of any litigation, in our opinion, none of our current litigation is expected to have a material adverse effect on our results of operations, financial position or cash flows.